                             [AmSouth Letterhead]

                                   EXHIBIT 5

                               December 5, 1997


Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549

        Re:  Registration Statement on Form S-8 Relating to the
             AmSouth Bancorporation Deferred Compensation Plan and Amended and Restated Deferred Compensation Plan for Directors of AmSouth Bancorporation

        As Counsel for AmSouth Bancorporation ("AmSouth"), I am familiar with the Restated Certificate of Incorporation and By-Laws of AmSouth, the above-referenced plans (the "Plans") and the above-referenced Registration Statement on Form S-8 (the "Registration Statement") relating to deferred compensation obligations (the "Obligations") to be distributed in 500,000 shares of the common stock, $1.00 par value per share, of AmSouth (the "Common Stock") and 500,000 related preferred stock purchase rights (the "Rights") to be issued pursuant to the Stockholder Protection Rights Agreement dated as of June 15, 1989 (the "Rights Agreement"), between the Company and AmSouth Bank (formerly AmSouth Bank, National Association), as Rights Agent (the "Rights Agent"). I have examined such public records and corporate proceedings and other documents as I have deemed necessary or appropriate as a basis for the opinion expressed below.

        Based upon such examination, I am of the opinion that:

                (1) When the Registration Statement on Form S-8 relating to the Obligations, the Shares and the Rights (the "Registration Statement") has become effective under the Act, and the Obligations and the Shares have been duly issued as contemplated by the Registration Statement and the Plan, the Obligations and the Shares will be validly issued, fully paid and nonassessable.

                (2) Assuming that the Rights Agreement has been duly authorized, executed and delivered by the Rights Agent, then when the Registration Statement has become effective under the Act and the Shares have been validly issued as contemplated by the Registration Statement and the Plan, the Rights attributable to the Shares will be validly issued.

        In connection with my opinion set forth in paragraph (2) above, I note that the question whether the Board of Directors of the Company might be required to redeem the Rights at some future time will depend upon the facts and circumstances existing at that time and, accordingly, is beyond the scope of such opinion.

        The foregoing opinion is limited to the Federal laws of the United States and the General Corporation Law of the State of Delaware, and I am expressing no opinion as to the effect of the laws of any other jurisdiction.

        I hereby consent to being named in the Registration Statement and in any amendments thereto under the heading "Legal Matters" and to the filing of this opinion as an Exhibit to the Registration Statement.

                                        Very truly yours,

                                        /s/ Carl L. Gorday
                                        -------------------------
                                        Carl L. Gorday
                                        Counsel